--------------------------------------------------------------------------------

                                                      Registration No. _______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -------------

                                   FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -------------

                           DRESSER INDUSTRIES, INC.
            (Exact name of Registrant as specified in its Charter)


                 Delaware                                75-0813641
     (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification No.)

                               2001 Ross Avenue
                             Dallas, Texas 75201
           (Address principal executive offices including zip code)

                                 -------------

              Dresser Industries, Inc. Retirement Savings Plan - A
              Dresser Industries, Inc. Retirement Savings Plan - B
                      Dresser Industries, Inc. Union Plan
 Savings Plan for Bargaining Unit Employees of Texsteam Operations of Dresser
      Industries, Inc.  Dresser Industries, Inc. Deferred Savings Plan

                           (Full title of the plan)

                                 -------------

                              Rebecca R. Morris
                Vice President-Corporate Counsel and Secretary
                           Dresser Industries, Inc.
                               2001 Ross Avenue
                             Dallas, Texas 75201
                   (Name and address of agent for service)

                                (214) 740-6000
       (Telephone number, including area code, of agent for service)

                                 -------------

------------------------------------------------------------------------------------------------------------
Title of securities to be          Amount to be      Proposed maximum   Proposed maximum       Amount of
 registered                       registered (6)      offering price   aggregate offering   registration fee
                                                       per share (7)        price (7)             (6)
------------------------------------------------------------------------------------------------------------
Common Stock ($.25 par value)(1)        1                $44.1563          $44.1563              $0.01
------------------------------------------------------------------------------------------------------------
Common Stock ($.25 par value)(2)        1                $44.1563          $44.1563              $0.01
------------------------------------------------------------------------------------------------------------
Common Stock ($.25 par value)(3)        1                $44.1563          $44.1563              $0.01
------------------------------------------------------------------------------------------------------------
Common Stock ($.25 par value)(4)        1                $44.1563          $44.1563              $0.01
------------------------------------------------------------------------------------------------------------
Common Stock ($.25 par value)(5)        1                $44.1563          $44.1563              $0.01
------------------------------------------------------------------------------------------------------------

(1) This registration statement covers shares of Common Stock of Dresser Industries, Inc. which may be offered or sold pursuant to Dresser Industries, Inc. Retirement Savings Plan - A. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plans. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(2) This registration statement covers shares of Common Stock of Dresser Industries, Inc. which may be offered or sold pursuant to Dresser Industries, Inc. Retirement Savings Plan - B. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plans. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(3) This registration statement covers shares of Common Stock of Dresser Industries, Inc. which may be offered or sold pursuant to Dresser Industries, Inc. Union Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plans. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(4) This registration statement covers shares of Common Stock of Dresser Industries, Inc. which may be offered or sold pursuant to Savings Plan for Bargaining Unit Employees of Texsteam Operations of Dresser Industries, Inc. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plans. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(5) This registration statement covers shares of Common Stock of Dresser Industries, Inc. which may be offered or sold pursuant to Dresser Industries, Inc. Deferred Savings Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plans. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(6) This registration statement is also deemed, pursuant to Instruction E to Form S-8, to relate to 550,000 shares previously registered on Form S-8 (No. 2-81536) in connection with the Dresser Industries Inc. Stock Purchase Plan, with respect to which a registration fee of $2,268.75 has been paid.

(7) Computed on the basis of the average of the high and low prices for Common Stock on November 5, 1997, which is used as the estimated offering price solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.


                            EXPLANATORY STATEMENT

A total of 2,000,000 shares of common stock of Dresser Industries, Inc. (the "Company") were registered by Registration Statement on Form S-8, file No. 2-81536, to be issued in connection with the Dresser Industries, Inc. Stock Purchase Plan (the "SPP"). On September 18, 1997, the Board of Directors of the Company approved the merger of the SPP into the Dresser Industries, Inc. Retirement Savings Plan -A, the Dresser Industries, Inc. Retirement Savings Plan- B and the Dresser Industries, Inc. Deferred Savings Plan. Additionally, the Board of Directors approved offering an investment option for investing in the Company's stock to the participants of (a) The Dresser Industries, Inc. Retirement Savings Plan - A, (b) Dresser Industries, Inc. Retirement Savings Plan - B, (c) The Dresser Industries, Inc., Union Plan,
(d) The Savings Plan for Bargaining Unit Employees of

Texsteam Operations of Dresser Industries, Inc. and (e) The Dresser Industries, Inc. Deferred Savings Plan (collectively, the "QUALIFIED PLANS"). The SPP is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986 while the QUALIFIED PLANS are intended to qualify as employee savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended from time to time. Approximately one million five hundred thousand (1,500,000) shares of common stock of the Company which were registered in connection with the SPP have not been issued under the SPP and, pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at answers no. 89 and 90 in Section G- Securities Act Forms of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations (July 1997), 550,000 are carried forward to, and deemed covered by, the Registration Statement of Form S-8 filed on or about the date hereof in connection with the QUALIFIED PLANS.

                                   PART II

Item 3.  Incorporation of Documents by Reference.

           The following documents, which have been filed by the Company (File No. 1-4003) with the Commission, are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1996;

    2. The Company's Quarterly Reports on Form 10-Q for the periods ended January 31, 1997, April 30, 1997 and July 31, 1997;

    3. The description of the Common Stock contained in Exhibit 1 to the Registration Statement on Form 8-A filed by the Company with the Commission August 30, 1990, as amended by Amendment No. 1 on Form 8 filed with the Commission on October 3, 1990; and

    4.   The description of the Dresser Stock Purchase Rights contained in
         Exhibit 1 to the Registration Statement on Form 8-A filed by the Company with the Commission August 30, 1990, as amended by Amendment No. 1 on Form 8 filed with the Commission on October 3, 1990.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

    The validity of the Securities offered hereby will be passed upon by Rebecca R. Morris, Vice President - Corporate Counsel and Secretary of the Company (who owns 10,740 shares of Common Stock and holds options to purchase an additional 21,650 shares of Common Stock coupled with 4,278 restrictive incentive stock awards).

Item 6.  Indemnification of Directors and Officers

    Pursuant to Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the Company, a corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim or issue as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the court shall deem proper. Indemnification, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct. Such determination is made: (i) by the board of directors by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel in a written opinion; (iii) by the stockholders. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such matter, Section 145 requires that the corporation indemnify him against expenses actually and reasonably incurred by him in his defense. Further, expenses may be paid by the corporation in advance of final disposition of the matter upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Such indemnification and advancement of expenses is not deemed exclusive of any other right to which a director or officer might be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who might be indemnified thereunder whether or not the corporation would have the power to indemnify him against such liability under such Section.

    The Company's Restated Certificate of Incorporation, as amended, provides for indemnification of certain persons including directors and officers to the fullest extent permitted under Section 145 of the DGCL.

    Insurance is maintained by the Company covering certain expenses, liability or losses which may be incurred by reason of his being a director or officer of the Company or a subsidiary corporation, partnership, joint venture, trust or other enterprise.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits(1)

         4.1 Restated Certificate of Incorporation of Registrant and amendments thereto. (Incorporated by reference to Exhibit 3(i) to Registrant's Form 10-Q/A for the Quarter ended April 30, 1996).

         4.2 By-Laws, as amended of Registrant. (Incorporated by reference to Exhibit 3.2 to Registrant's Form 10-K for the year ended 1996).

         4.3  Rights Agreement dated August 16, 1990, between
              Registrant and Harris Trust Company of New York as Rights Agent. (Incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed on August 30, 1990 as amended by Amendment No. 1 on Form 8 filed on October 3, 1990).

         4.4  Form of Dresser Industries, Inc. Retirement
              Savings Plan - A. (Incorporated by Reference to Exhibit 10.24 to Registrant's Form 10-K for the year ended October 31, 1995).

     *   4.5  Form of Dresser Industries, Inc. Retirement Savings Plan - B.

     *   4.6  Form of Dresser Industries, Inc. Union Plan.

     * 4.7 Form of Savings Plan for Bargaining Unit Employees of Texsteam Operations of Dresser Industries, Inc.

         4.8  Form of Dresser Industries, Inc. Deferred
              Savings Plan. (Incorporated by reference to Exhibit 10(z) to Registrant's Form 10-K for the year ended October 31, 1992).

     * 4.9 Form of First and Second Amendment to Dresser Industries, Inc. Deferred Savings Plan.

     * 4.10 Form of First and Second Amendment to Dresser Industries, Inc. Retirement Savings Plan-A.

     * 5.1 Form of opinion of Rebecca R. Morris as to the legality of the securities being registered.

        23.1 Consent of Rebecca R. Morris is contained in her opinion attached as Exhibit 5.1.

*       23.2  Consent of Price Waterhouse LLP.

*       24   Power of Attorney.

-----------------
*    Filed Herewith
(1) In lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and an Internal Revenue Service ("IRS") determination letter that the Plans are qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant hereby undertakes to submit the Qualified Plans and any amendments thereto to the IRS in a timely manner and will make all changes required by the IRS in order to maintain the qualified status of the Qualified Plans.


Item 9.   Undertakings

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which
                   offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
               15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of November, 1997.

                                       DRESSER INDUSTRIES, INC.

                                  By:  /s/ KENNETH J. KOTARA
                                       -------------------------------
                                       Kenneth J. Kotara,
                                       Controller



    Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on November 10, 1997.

              SIGNATURE                               TITLE


 *WILLIAM E. BRADFORD                     Chairman of the Board, Chief
 -----------------------------------      Executive Officer and Director
 (William E. Bradford, Director)          (Principal Executive Officer)


 /s/ GEORGE H. JUETTEN                    Senior Vice President and Chief
 -----------------------------------      Financial Officer
 (George H. Juetten)                      (Principal Financial Officer)


 /s/ KENNETH J. KOTARA                    Controller
 -----------------------------------      (Principal Accounting Officer)
 (Kenneth J. Kotara)


 *SAMUEL B. CASEY, JR                     *J. LANDIS MARTIN
 -----------------------------------      -------------------------------------
 (Samuel B. Casey, Jr., Director)         (J. Landis Martin, Director)


 *LAWRENCE S. EAGLEBURGER                 *LIONEL H. OLMER
 -----------------------------------      -------------------------------------
 (Lawrence S. Eagleburger, Director)      (Lionel H. Olmer, Director)


 *SYLVIA A. EARLE, PH.D.                  *JAY A. PRECOURT
 -----------------------------------      -------------------------------------
 (Sylvia A. Earle, Ph.D., Director)       (Jay A. Precourt, Director)


 *RAWLES FULGHAM                          *DONALD C. VAUGHN
 -----------------------------------      -------------------------------------
 (Rawles Fulgham, Director)               (Donald C. Vaughn, Director)


 *JOHN A. GAVIN                           *RICHARD W. VIESER
 -----------------------------------      -------------------------------------
 (John A. Gavin, Director)                (Richard W. Vieser, Director)


 *RAY L. HUNT
 -----------------------------------
 (Ray L. Hunt, Director)


 *By: /s/Alice (Ande) Hinds
      -----------------------------------
      Alice (Ande) Hinds
      (Attorney-In-Fact)

                           INDEX TO EXHIBITS(1)

Exhibit
  No.                          Description
-------                        -----------

    4.1 Restated Certificate of Incorporation of Registrant and amendments thereto. (Incorporated by reference to Exhibit 3(i) to Registrant's Form 10-Q/A for the Quarter ended April 30, 1996).

    4.2 By-Laws, as amended of Registrant. (Incorporated by reference to Exhibit 3.2 to Registrant's Form 10-K for the year ended 1996).

    4.3 Rights Agreement dated August 16, 1990, between Registrant and Harris Trust Company of New York as Rights Agent. (Incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed on August 30, 1990 as amended by Amendment No. 1 on Form 8 filed on October 3, 1990).

    4.4 Form of Dresser Industries, Inc. Retirement Savings Plan - A. (Incorporated by Reference to Exhibit 10.24 to Registrant's Form 10-K for the year ended October 31, 1995).

* 4.5 Form of Dresser Industries, Inc. Retirement Savings Plan - B and the First and Second Amendments thereto.

*   4.6  Form of Dresser Industries, Inc. Union Plan.

* 4.7 Form of Savings Plan for Bargaining Unit Employees of Texsteam Operations of Dresser Industries, Inc.

    4.8 Form of Dresser Industries, Inc. Deferred Savings Plan. (Incorporated by reference to Exhibit 10(z) to Registrant's Form 10-K for the year ended October 31, 1992).

* 4.9 Form of First and Second Amendment to Dresser Industries, Inc. Deferred Savings Plan.

* 4.10 Form of First and Second Amendment to Dresser Industries, Inc. Retirement Savings Plan-A.

* 5.1 Form of opinion of Rebecca R. Morris as to the legality of the securities being registered.

   23.1  Consent of Rebecca R. Morris is contained in her opinion attached as
         Exhibit 5.1.

*  23.2  Consent of Price Waterhouse LLP.

*  24    Power of Attorney.

-----------------
*    Filed Herewith

(1) In lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and an Internal Revenue Service ("IRS") determination letter that the Plans are qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant hereby undertakes to submit the Qualified Plans and any amendments thereto to the IRS in a timely manner and will make all changes required by the IRS in order to maintain the qualified status of the Qualified Plans.